Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
(310) 471-1288

MOTORCAR PARTS OF AMERICA REPORTS FISCAL 2018
FIRST QUARTER RESULTS

-- Recent Tester Systems Acquisition Expected to Drive Growth and Further Distinguish Company’s Leadership Position in Automotive Sector--

LOS ANGELES, CA –August 9, 2017 – Motorcar Parts of America, Inc. (Nasdaq: MPAA) today reported record sales for its fiscal 2018 first quarter on a reported and adjusted basis.

Net sales for the fiscal 2018 first quarter increased 11.3 percent to $95.1 million from $85.4 million for the same period a year earlier. The company’s sales performance for the fiscal 2018 first quarter reflects continued strength of its rotating electrical business, as well as contributions from its other product lines -- including the company’s emerging brake power boosters, which began shipping last August.

All results labeled as “adjusted” in this press release are non-GAAP measures as discussed more fully below under the heading “Use of Non-GAAP Measures.”

Adjusted net sales for the fiscal 2018 first quarter increased 1.3 percent to $95.1 million from $93.8 million a year earlier.

Net income for the fiscal 2018 first quarter was $7.6 million, or $0.39 per diluted share, compared with $7.5 million, or $0.39 per share, a year ago.

Adjusted net income for the fiscal 2018 first quarter was $7.3 million, or $0.38 per diluted share, compared with $10.1 million, or $0.52 per diluted share, in the same period a year earlier.

Gross profit for the fiscal 2018 first quarter was $25.8 million compared with $20.4 million a year earlier. Gross profit as a percentage of net sales for the fiscal 2018 first quarter was 27.2 percent compared with 23.9 percent a year earlier. The gross profit as a percentage of net sales for the year ago period was impacted by customer allowances and return accruals related to new business.

Adjusted gross profit for the fiscal 2018 first quarter was $27.2 million compared with $30.3 million a year ago. Adjusted gross profit as a percentage of adjusted net sales for the three months was 28.6 percent compared with 32.3 percent a year earlier. The current quarter adjusted gross profit as a percentage of net sales was impacted by higher returns.

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Motorcar Parts of America, Inc.
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“We begin our new fiscal year well-positioned within a $125 billon aftermarket hard parts industry, with a strong focus on organic growth, product line expansion and complementary acquisition opportunities,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America.

“Despite some industry-wide softness in the first quarter due to various factors, including a mild winter as has been widely discussed by industry leaders, we achieved record sales for the quarter on a reported and adjusted basis. The outlook for non-discretionary automotive parts is strong, and we remain encouraged by the numerous opportunities for growth as we harness our distribution relationships, leverage our scale, global footprint and financial strength to deliver growth and profits to shareholders. We anticipate increased sales volume as demand and order timing re-align to support the favorable industry dynamics. As always, we thank our entire team for their day-in and day-out commitment to excellence and our company,” Joffe said.

As previously announced, Motorcar Parts of America last month acquired D&V Electronics, an Ontario, Canada-based company focused on designing and manufacturing leading edge tester systems utilized for a variety of applications – including: alternators, starters, electric motors, inverters and belt starter generators for both the OE and aftermarket.

Use of Non-GAAP Measures

This press release includes the following non-GAAP measures - adjusted net sales, adjusted net income (loss), adjusted EBITDA, adjusted gross profit and adjusted gross margin, which are not measures of financial performance under GAAP, and should not be considered as alternatives to net sales, net income (loss), EBITDA, income from operations, gross profit or gross profit margin as a measure of financial performance. The Company believes these non-GAAP measures, when considered together with the corresponding GAAP measures, provide useful information to investors and management regarding financial and business trends relating to the company’s results of operations. However, these non-GAAP measures have significant limitations in that they do not reflect all of the costs associated with the operations of the company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, measures of financial performance in accordance with GAAP. For a reconciliation of adjusted net sales, adjusted net income (loss), adjusted EBITDA, adjusted gross profit and adjusted gross margin to their corresponding GAAP measures, see the financial tables included in this press release. Also, refer to our Form 8-K to which this release is attached, and other filings we make with the SEC, for further information regarding these adjustments.

Teleconference and Web Cast

Selwyn Joffe, chairman, president and chief executive officer, and David Lee, chief financial officer, will host an investor conference call today at 10:00 a.m. Pacific time to discuss the company’s financial results and operations.

The call this morning will be open to all interested investors either through a live audio Web broadcast at www.motorcarparts.com or live by calling (877)-776-4016 (domestic) or (973)-638-3231 (international). For those who are not available to listen to the live broadcast, the call will be archived for seven days on Motorcar Parts of America’s website www.motorcarparts.com. A telephone playback of the conference call will also be available from approximately 1:00 p.m. Pacific time on August 9, 2017 through 8:59 p.m. Pacific time on Wednesday, August 16, 2017 by calling (855)-859-2056 (domestic) or (404)-537-3406 (international) and using access code: 57489797.

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About Motorcar Parts of America, Inc.

Motorcar Parts of America, Inc. is a remanufacturer, manufacturer and distributor of automotive aftermarket parts -- including alternators, starters, wheel bearing and hub assemblies, brake master cylinders, brake power boosters and turbochargers utilized in imported and domestic passenger vehicles, light trucks and heavy-duty applications. In addition, the company designs and manufactures test equipment for performance, endurance and production testing of alternators, starters, electric motors, inverters and belt starter generators for both the OE and aftermarket. Motorcar Parts of America’s products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Mexico, Malaysia and China, and administrative offices located in California, Tennessee, Mexico, Singapore, Malaysia and Canada. Additional information is available at www.motorcarparts.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2017 and in its Forms 10-Q filed with the SEC for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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(Financial tables follow)

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	June 30,
	2017	2016

Net sales	$95,063,000	$85,412,000
Cost of goods sold	69,224,000	65,021,000
Gross profit	25,839,000	20,391,000
Operating expenses:
General and administrative	6,187,000	3,625,000
Sales and marketing	3,394,000	2,634,000
Research and development	1,002,000	869,000
Total operating expenses	10,583,000	7,128,000
Operating income	15,256,000	13,263,000
Interest expense, net	3,314,000	2,819,000
Income before income tax expense	11,942,000	10,444,000
Income tax expense	4,316,000	2,936,000

Net income	$7,626,000	$7,508,000

Basic net income per share	$0.41	$0.40

Diluted net income per share	$0.39	$0.39

Weighted average number of shares outstanding:

Basic	18,655,304	18,545,621

Diluted	19,421,352	19,484,938

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30, 2017	March 31, 2017
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$8,120,000	$9,029,000
Short-term investments	2,407,000	2,140,000
Accounts receivable — net	9,704,000	26,017,000
Inventory— net	82,246,000	67,516,000
Inventory unreturned	7,701,000	7,581,000
Prepaid expenses and other current assets	9,664,000	9,848,000
Total current assets	119,842,000	122,131,000
Plant and equipment — net	18,318,000	18,437,000
Long-term core inventory — net	264,726,000	262,922,000
Long-term core inventory deposits	5,569,000	5,569,000
Long-term deferred income taxes	13,642,000	13,546,000
Goodwill	2,551,000	2,551,000
Intangible assets — net	3,848,000	3,993,000
Other assets	6,398,000	6,990,000
TOTAL ASSETS	$434,894,000	$436,139,000
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$82,953,000	$85,960,000
Accrued liabilities	7,843,000	10,077,000
Customer finished goods returns accrual	13,877,000	17,667,000
Accrued core payment	11,728,000	11,714,000
Revolving loan	15,000,000	11,000,000
Other current liabilities	5,624,000	3,300,000
Current portion of term loan	3,060,000	3,064,000
Total current liabilities	140,085,000	142,782,000
Term loan, less current portion	16,155,000	16,935,000
Long-term accrued core payment	9,401,000	12,349,000
Long-term deferred income taxes	185,000	180,000
Other liabilities	13,814,000	15,212,000
Total liabilities	179,640,000	187,458,000
Commitments and contingencies
Shareholders' equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	-	-
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	-	-
Common stock; par value $.01 per share, 50,000,000 shares authorized; 18,635,099 and 18,648,854 shares issued and outstanding at June 30, 2017 and March 31, 2017, respectively	186,000	186,000
Additional paid-in capital	204,308,000	205,646,000
Retained earnings	57,916,000	50,290,000
Accumulated other comprehensive loss	(7,156,000)	(7,441,000)
Total shareholders' equity	255,254,000	248,681,000
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$434,894,000	$436,139,000

Reconciliation of Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has included the following non-GAAP adjusted financial measures in this press release and in the webcast to discuss the Company's financial results for the three months ended June 30, 2017 and 2016. Each of these non-GAAP adjusted financial measures is adjusted from results based on GAAP to exclude certain expenses and gains. Among other things, the Company uses such non-GAAP adjusted financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its business.

These non-GAAP adjusted financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP adjusted financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Income statement information for the three months ended June 30, 2017 and 2016 are as follows:

Reconciliation of Non-GAAP Financial Measures	Exhibit 1

	Three Months Ended June 30,
	2017	2016
GAAP Results:
Net sales	$95,063,000	$85,412,000
Net income	7,626,000	7,508,000
Diluted income per share (EPS)	0.39	0.39
Gross margin	27.2%	23.9%
Non-GAAP Adjusted Results:
Non-GAAP adjusted net sales	$95,063,000	$93,822,000
Non-GAAP adjusted net income	7,348,000	10,089,000
Non-GAAP adjusted diluted earnings per share (EPS)	0.38	0.52
Non-GAAP adjusted gross margin	28.6%	32.3%
Non-GAAP adjusted EBITDA	$16,399,000	$20,219,000

Reconciliation of Non-GAAP Financial Measures	Exhibit 2

	Three Months Ended June 30,
	2017	2016
GAAP net sales	$95,063,000	$85,412,000
Adjustments:
Net sales
Initial return and stock adjustment accruals related to new business	-	1,853,000
Customer allowances related to new business	-	6,557,000
Adjusted net sales	$95,063,000	$93,822,000

Reconciliation of Non-GAAP Financial Measures	Exhibit 3

	Three Months Ended June 30,
	2017		2016
	$	Per Diluted Share	$	Per Diluted Share
GAAP net income	$7,626,000	$0.39	$7,508,000	$0.39
Adjustments:
Net sales
Initial return and stock adjustment accruals related to new business	-	$-	1,853,000	$0.10
Customer allowances related to new business	-	$-	6,557,000	$0.34
Cost of goods sold
New product line start-up and ramp-up costs	-	$-	124,000	$0.01
Lower of cost or net realizable value revaluation - cores on customers' shelves	1,350,000	$0.07	1,718,000	$0.09
Cost of customer allowances and stock adjustment accruals related to new business	-	$-	(355,000)	$(0.02)
Operating expenses
Legal, severance, acquisition, financing, transition and other costs	265,000	$0.01	396,000	$0.02
Share-based compensation expenses	834,000	$0.04	729,000	$0.04
Mark-to-market losses (gains)	(2,345,000)	$(0.12)	(4,926,000)	$(0.25)
Tax effected at 39% tax rate (a)	(382,000)	$(0.02)	(3,515,000)	$(0.18)
Adjusted net income	$7,348,000	$0.38	$10,089,000	$0.52

(a)	Adjusted net income is calculated by applying an income tax rate of 39%; this rate may differ from the period's actual income tax rate

Reconciliation of Non-GAAP Financial Measures	Exhibit 4

	Three Months Ended June 30,
	2017		2016
	$	Gross Margin	$	Gross Margin
GAAP gross profit	$25,839,000	27.2%	$20,391,000	23.9%
Adjustments:
Net sales
Initial return and stock adjustment accruals related to new business	-		1,853,000
Customer allowances related to new business	-		6,557,000
Cost of goods sold
New product line start-up and ramp-up costs	-		124,000
Lower of cost or net realizable value revaluation - cores on customers' shelves	1,350,000		1,718,000
Cost of customer allowances and stock adjustment accruals related to new business	-		(355,000)
Total adjustments	1,350,000	1.4%	9,897,000	8.4%
Adjusted gross profit	$27,189,000	28.6%	$30,288,000	32.3%

Reconciliation of Non-GAAP Financial Measures	Exhibit 5

	Three Months Ended June 30,
	2017	2016
GAAP net income	$7,626,000	$7,508,000
Interest expense, net	3,314,000	2,819,000
Income tax expense	4,316,000	2,936,000
Depreciation and amortization	1,039,000	860,000
EBITDA	$16,295,000	$14,123,000

Adjustments:
Net sales
Initial return and stock adjustment accruals related to new business	-	1,853,000
Customer allowances related to new business	-	6,557,000
Cost of goods sold
New product line start-up and ramp-up costs	-	124,000
Lower of cost or net realizable value revaluation - cores on customers' shelves	1,350,000	1,718,000
Cost of customer allowances and stock adjustment accruals related to new business	-	(355,000)
Operating expenses
Legal, severance, acquisition, financing, transition and other costs	265,000	396,000
Share-based compensation expenses	834,000	729,000
Mark-to-market losses (gains)	(2,345,000)	(4,926,000)
Adjusted EBITDA	$16,399,000	$20,219,000